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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50853

                             PROSPECTUS SUPPLEMENT

                                 49,728 SHARES

                               SOURCE MEDIA, INC.
                                  COMMON STOCK

     This prospectus supplement relates to the sale of up to 49,728 shares of common stock, $0.001 par value per share, of Source Media, Inc., a Delaware corporation, which may be offered from time to time by certain shareholders of Source Media or by pledgees, donees, transferees or other successors in interest. The shares being offered hereby are issuable upon the exercise of certain warrants. Source Media will not receive any part of the proceeds of sales of the shares offered hereby, although it will receive proceeds from any exercises of the warrants. See "Selling Shareholders" and "Plan of Distribution" in the prospectus dated July 28, 1998.

     This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with the prospectus supplement.

     The information in the table appearing under the heading "Selling Shareholders" in the prospectus is superseded in part by the information appearing in the table below:

                              Shares Beneficially
                                     Owned
                             Prior to the Offering
                             ---------------------       Shares Being
Selling Shareholder          Number       Percent          Offered
-------------------          ------       --------       ------------

Hudd & Co....................49,728          *              49,728

---------------

* Less than one percent.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

                                 ---------------------

     The Securities and Exchange Commission may take the view that, under certain circumstances, the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. Source Media and the selling shareholders have agreed to certain indemnification arrangements. See "Plan of Distribution" in the prospectus.

                                 ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is February 23, 2000.